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                                                               Exhibit 99.(d)(8)


                                 April 5, 2001



Sodexho Alliance, S.A.
3 , avenue Newton
78180 Montigny-le-Bretonneux
FRANCE


  Re:  Confidentiality Agreement

Ladies and Gentlemen:

  Sodexho Alliance, S.A. ("Sodexho") has requested access to certain information concerning the business, operations and assets of Sodexho Marriott Services, Inc. (the "Company") in connection with the performance of "due diligence" relating to a proposed acquisition by Sodexho of the shares of the Company that are not currently owned by Sodexho. Except to the extent that any of such information (i) is at the time of disclosure in the public domain; (ii) thereafter enters the public domain through no fault of Sodexho; (iii) was in Sodexho's possession without such restriction; (iv) is developed by Sodexho or its Representatives (as defined below) independently without reliance on such information; or (v) is required by law to be disclosed, all such information to which Sodexho is given access or which is made available to Sodexho by the Company or its advisors, after the date hereof and until the earlier of the closing of the proposed transaction or the termination of discussions with respect thereto, for purposes of the evaluation of the proposed transaction between Sodexho and the Company is hereinafter referred to as the "Information" and is subject to Sodexho's agreement as set forth herein. For the avoidance of doubt, Information shall not include financial and operating information provided to Sodexho in the ordinary course in accordance with past practices, which information shall remain subject to Sodexho's obligations set forth in
Section 5.13 of the Stockholder Agreement dated March 27, 1998 between Sodexho and the Company.

  As a condition to the Company making such Information available to Sodexho, the Company requires that Sodexho agree, as set forth below, to treat such Information confidentially. Sodexho agrees to use its best efforts to cause its directors, officers, other employees, agents, financing sources, advisors and representatives (collectively, "Representatives") to comply with the terms hereof. Sodexho agrees that it will be responsible for any breach on the part of its Representatives of the terms of this letter agreement.

  Sodexho agrees that the Information shall be made available only to those Representatives who require it, and that Sodexho will not authorize any dissemination of such Information to third parties. Sodexho agrees that the Information will be used by Sodexho
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solely for purposes of the evaluation of the proposed transaction with the
Company and that such Information will be retained by Sodexho in confidence; provided, however, that (a) any of such Information may be disclosed to those Representatives who need to know such Information for the purpose of evaluating the proposed transaction with the Company (it being understood that such Representatives shall be clearly informed by Sodexho of the confidential nature of such Information and shall be directed by Sodexho to treat such Information with the utmost confidentiality), and (b) other disclosure of such Information may be made if the Company has previously furnished its written consent.

  Immediately upon request by the Company at any time, Sodexho shall promptly return to the Company and shall cause its Representatives to return to the Company all Information, including copies thereof, and destroy any notes, compilations, analyses or other material that incorporates or refers to such Information.

  Inasmuch as any breach of this agreement may result in immediate and irreparable injury (for which there is no adequate remedy at law) to the business of the Company, Sodexho agrees that the Company shall, upon discovering a breach or threatened breach of this agreement, be entitled to equitable relief in the nature of an injunction or specific performance, in addition to any other remedies available to the Company. Such relief may be granted by any court of general jurisdiction in the State of Delaware and any other court of equity having jurisdiction. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  In the event that Sodexho or any of its Representatives are at any time requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any of the Information, Sodexho agrees to provide the Company with prompt notice of such request(s) and shall cause its Representatives to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order and/or waive Sodexho's compliance with the provisions of this letter agreement.

  This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, and shall be binding on the parties hereto for a period of two years from the date hereof.

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  If Sodexho is in agreement with the foregoing, please sign and return one copy of this letter which will constitute an agreement between the Company and Sodexho with respect to the subject matter of this letter.

                                Very truly yours,


                               SODEXHO MARRIOTT SERVICES, INC.


                                      /s/ Robert A. Stern
                               By:    _______________________
                               Name:  Robert A.  Stern
                               Title: Senior Vice President and General Counsel


ACCEPTED AND AGREED TO:


SODEXHO ALLIANCE, S.A.

     /s/ Bernard Carton
By:  ___________________________
Name: Bernard Carton
Title: Senior Vice President and
       Chief Financial Officer

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